As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Babcock & Wilcox Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2783641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Harris Building 13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan

(Full title of the plan)

E. James Ferland

Chairman and Chief Executive Officer

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina

(Name and address of agent for service)

(704) 625-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,800,000 shares (1) (2)	$18.72 (3)	$108,576,000 (3)	$12,617

(1)	Represents the maximum number of shares of common stock, par value $0.01 per share, (“Common Shares”), of Babcock & Wilcox Enterprises, Inc. (“BWE”) issuable pursuant to the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Shares as reported on a when-issued basis on the New York Stock Exchange on June 23, 2015 within five business day prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. BWE will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, BWE will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)	BWE’s Registration Statement on Form 10 (the “Form 10 Registration Statement”) (Commission File No. 001-36876), initially filed on March 16, 2015, as amended by Amendment No. 1 filed on April 17, 2015, Amendment No. 2 filed on May 6, 2015, Amendment No. 3 filed on May 20, 2015 and Amendment No. 4 filed on June 8, 2015 under the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)	The description of the Capital Stock contained in BWE’s Information Statement, filed as Exhibit 99.1 to the Registrant’s Form 10 Registration Statement, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by BWE with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorney’s fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

BWE’s Certificate of Incorporation and Bylaws

BWE’s certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (a) for any breach of that director’s duty of loyalty to BWE or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as the same exists or as the provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit.

BWE’s bylaws provide that BWE will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of BWE or, while a director or officer of BWE, is or was serving at BWE’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. BWE’s bylaws also provide that BWE will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing BWE with specified undertakings. Notwithstanding the foregoing, BWE’s bylaws provide that it shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by BWE’s board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of BWE’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

BWE’s bylaws also permit BWE to secure and maintain insurance on behalf of any of its directors, officers, employees or agents and each person who is, or was, serving at BWE’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. BWE intends to obtain directors’ and officers’ liability insurance providing coverage to its directors and officers.

Director and Officer Indemnification Agreements

BWE has entered into indemnification agreements with each of its directors and executive officers that require it to indemnify such persons to the fullest extent permitted by Delaware law, from claims and losses arising from their service to BWE (other than certain claims brought by the indemnified party against BWE or any of BWE’s officers and directors). The agreements also provide each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contain additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

4.2	Bylaws of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

4.3	Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

99.1	Consent of Cynthia Dubin

99.2	Consent of Anne Pramaggiore

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Babcock & Wilcox Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 29, 2015.

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ E. James Ferland
Name:	E. James Ferland
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. James Ferland and Jenny L. Apker and each of them severally, his or her true and lawful attorney or attorneys and agent or agents with power to act with or without the others and with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in his/her capacity as a director or officer or both, as the case may be, of Babcock & Wilcox Enterprises, Inc., to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto and all exhibits and instruments and documents said attorney or attorneys shall deem necessary, advisable or appropriate to enable Babcock & Wilcox Enterprises, Inc. to comply with the Securities Act and all other federal and state securities laws in connection therewith, and to file the same or cause the same to be filed with the Commission, with full power and authority to each of said attorneys and agents to do and perform in the name and on behalf of each of said directors or officers, or both, as the case may be, each and every act whatsoever necessary, advisable or appropriate and to all intents and purposes as any such director or officer, or both, as the case may be, might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 29, 2015.

Signature	Title

/s/ E. James Ferland E. James Ferland	Chairman, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jenny L. Apker Jenny L. Apker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Daniel W. Hoehn Daniel W. Hoehn	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Thomas A. Christopher Thomas A. Christopher	Director

/s/ Brian K. Ferraioli Brian K. Ferraioli	Director

/s/ Stephen G. Hanks Stephen G. Hanks	Director

/s/ Larry L. Weyers Larry L. Weyers	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

4.2	Bylaws of Babcock & Wilcox Enterprises, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

4.3	Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 2 to the Company’s Registration Statement on Form 10, File No. 001-36876)

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

99.1	Consent of Cynthia Dubin

99.2	Consent of Anne Pramaggiore